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                                                        Exhibit 99




CONSOLIDATED STORES REPORTS A FIRST QUARTER EARNINGS INCREASE OF 20.0%, AND
- ---------------------------------------------------------------------------
E.P.S. OF $.07
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        Columbus, Ohio - May 13, 1996 - Consolidated Stores Corporation (NYSE:
CNS) today reported for the first quarter ended May 4, 1996, net income was $3.6 million, or $.07 per share. The thirteen week earnings performance was a 20.0% increase above net income of $3.0 million, $.06 per share, reported for the same period of fiscal 1995. Net sales were $343.2 million in the 1996 quarter, a 17.6% improvement in comparison to the $291.8 million for first quarter of fiscal 1995. Comparable store sales for stores open two full years at the beginning of the year increased 5.4% for fiscal 1996 period.

                                      Thirteen Weeks Ended
                          -----------------------------------------
                                 May 4, 1996         April 29, 1995
                          --------------------     ----------------
                          (In millions, except earnings per share data)

     Net sales:
       Retail                           $333.5               $283.4
       Wholesale                           9.7                  8.4
                           -------------------     ----------------
                                        $343.2               $291.8
                           ===================     ================

     Operating profit                 $    7.4             $    6.0

     Net income                       $    3.6             $    3.0

     Earnings per common
       common equivalent              $    .07             $    .06

     Weighted average co
       and common equiva                  49.8                 48.5

        Consolidated Stores Corporation, a leading retailer and wholesaler of close-out merchandise, operated a total of 887 stores in 39 states at May 4, 1996. Stores by division consist of: 559 ODD LOTS/BIG LOTS and 66 ITZADEAL! SPECIALTY RETAIL STORES, 144 ALL FOR ONE/IT'S REALLY $1.00 single price point retail stores, and 118 TOY LIQUIDATORS/TOYS UNLIMITED/THE AMAZING TOY STORE close-out toy stores. Wholesale operations are conducted through CONSOLIDATED INTERNATIONAL and WISCONSIN TOY.





Form 8-K                                                            Page 3 of 3